A Self-Contained Real Estate
                          Appraisal Report of


        A Proposed 21 Unit Assisted Care Facility, Resident Manager's
            Apartment and 4 Efficiency Assisted Care Units all
              Located on the South Side of Cooper Lake Road
             Just East of the Intersection with Orion Drive
                    Within the Corporate Limits of
                Bastrop, Morehouse Parish, Louisiana



                                  For

                         MMR Investment Bank
                        Post Office Box 781440
                      Witchita, Kansas 67278-1440


                                As Of

                         September 20, 1998



                            Prepared by
                       Robert M. McSherry, MAI
      Louisiana State Certified General Real Estate Appraiser No. G0891
                          3760 Chelsea Drive
                     Baton Rouge, Louisiana 70809

                      A Self-Contained Real Estate
                          Appraisal Report of


        A Proposed 21 Unit Assisted Care Facility, Resident Manager's
            Apartment and 4 Efficiency Assisted Care Units all
              Located on the South Side of Cooper Lake Road
             Just East of the Intersection with Orion Drive
                    Within the Corporate Limits of
                Bastrop, Morehouse Parish, Louisiana



                                  For

                        Colonial Trust Company
                        5336 North 19th Avenue
                        Phoenix, Arizona 85015


                                As Of

                         September 20, 1998



                            Prepared by
                       Robert M. McSherry, MAI
      Louisiana State Certified General Real Estate Appraiser No. G0891
                          3760 Chelsea Drive
                     Baton Rouge, Louisiana 70809


                                                      Robert M. McSherry, MAI

                      A Self-Contained Real Estate
                          Appraisal Report of


       A Proposed 21 Unit Assisted Care Facility, Resident Manager's
            Apartment and 4 Efficiency Assisted Care Units all
              Located on the South Side of Cooper Lake Road
             Just East of the Intersection with Orion Drive
                     Within the Corporate Limits of
                 Bastrop, Morehouse Parish, Louisiana



                                   For

                       Church Loans and Investments
                             5305 I-40 West
                          Post Office Box 8203
                       Amarillo, Texas 79114-8203

                                  As Of
                          September 20, 1998

                              Prepared by
                        Robert M. McSherry, MAI
      Louisiana State Certified General Real Estate Appraiser No. G0891
                         3760 Chelsea Drive
                   Baton Rouge, Louisiana 70809



                                                      Robert M. McSherry, MAI

ROBERT M. MC SHERRY, MAI
                                                  3760 Chelsea Drive
                                                  Baton Rouge, Louisiana 70809

Phone (504)924-8093



September 20, 1998


MMR Investment Bank
Post Office Box 781440
Witchita, Kansas 67278-1440

RE: A proposed 21 unit assisted care facility, resident manager's apartment and 4 efficiency assisted care units all located on the south side of Cooper Lake Road just east of the Intersection with Orion Drive within the corporate limits of Bastrop, Morehouse Parish, Louisiana.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated
Market Value of Fee Simple Interest of the Going Concern of the property identified as a proposed 21 unit Assisted Care Facility, Resident Manager's Apartment and 4 Efficiency Assisted Care Units all located within the corporate limits of Bastrop, Morehouse Parish, Louisiana, we have personally inspected the subject site and reviewed the submitted plans and specifications for the proposed improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained.

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.  buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.  a reasonable time is allowed for exposure in the open market;


                                                      Robert M. McSherry, MAI

ROBERT M. MC SHERRY, MAI
                                                  3760 Chelsea Drive
                                                  Baton Rouge, Louisiana 70809

Phone (504)924-8093



September 20, 1998


Colonial Trust Company
5336 North 19th Avenue
Phoenix, Arizona 85015

RE: A proposed 21 unit assisted care facility, resident manager's apartment and 4 efficiency assisted care units all located on the south side of Cooper Lake Road just east of the Intersection with Orion Drive within the corporate limits of Bastrop, Morehouse Parish, Louisiana.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated
Market Value of Fee Simple Interest of the Going Concern of the property identified as a proposed 21 unit Assisted Care Facility, Resident Manager's Apartment and 4 Efficiency Assisted Care Units all located within the corporate limits of Bastrop, Morehouse Parish, Louisiana, we have personally inspected the subject site and reviewed the submitted plans and specifications for the proposed improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained.

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.  buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.  a reasonable time is allowed for exposure in the open market;


                                                      Robert M. McSherry, MAI

ROBERT M. MC SHERRY, MAI
                                                  3760 Chelsea Drive
                                                  Baton Rouge, Louisiana 70809

Phone (504)924-8093



September 20, 1998


Church Loans and Investments
5305 I-40 West
Post Office Box 8203
Amarillo, Texas 79114-8203

RE: A proposed 21 unit assisted care facility, resident manager's apartment and 4 efficiency assisted care units all located on the south side of Cooper Lake Road just east of the Intersection with Orion Drive within the corporate limits of Bastrop, Morehouse Parish, Louisiana.

Dear Sir:

In accordance with your request to provide an estimate of the Estimated
Market Value of Fee Simple Interest of the Going Concern of the property identified as a proposed 21 unit Assisted Care Facility, Resident Manager's Apartment and 4 Efficiency Assisted Care Units all located within the corporate limits of Bastrop, Morehouse Parish, Louisiana, we have personally inspected the subject site and reviewed the submitted plans and specifications for the proposed improvements and conducted a thorough review and analysis of all matters pertinent for the Estimate of Market Value herein contained

Market Value as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in 2 competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under conditions whereby:

a.  buyer and seller are typically motivated;
b. both parties are well informed or well advised, and each acting in what he considers his own best interest;
c.  a reasonable time is allowed for exposure in the open market;
d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

                                                      Robert M. McSherry, MAI

Page Two


e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate"

Going Concern Value is "the value created by a proven property operation."
It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value. Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

In this instance the subject property has an excellent location within a viable market. As long as quality management is maintained, it's Market Value would be the same as it's Going Concern Value.

Included is our appraisal report which contains the various exhibits and data utilized in arriving at the herein contained estimate of Market Value for the subject property.

It is our opinion that the property herein identified as the proposed
21 Unit Assisted Care Facility, Resident Manager's Apartment and 4 Efficiency Assisted Care Units all located on the south side of Cooper Lake Road within the corporate limits of Bastrop, Morehouse Parish, Louisiana, was estimated to have a Market Value based on Stabilized Net Operating Income, as of September 20, 1998, of:

                  TWO MILLION ONE HUNDRED THOUSAND DOLLARS
                             ($2,100,000.00)

                                                      Robert M. McSherry, MAI

Page Three


Allocated:

         LAND:                              $   50,000.00
         IMPROVEMENTS:                      $1,975,000.00
         FURNITURE, FIXTURES & EQUIPMENT:   $   75,000.00
         GOODWILL OF GOING CONCERN                 -0-

The "As Is" Value of the property, derived by the utilization of the Discounted Cash Flow Methodology, is estimated to be, as of September 20, 1998, but subject to completion of the property in accordance with submitted plans and specifications within a reasonable period of time, of:

                  TWO MILLION FORTY THOUSAND DOLLARS
                           ($2,040,000.00)

The subject property is proposed at the present time and this appraiser has been provided plans and specifications for the property. The herein contained Estimate of Market Value is conditioned upon the completion of the improvements in accordance with the plans and specifications utilizing quality materials and workmanship within a reasonable period of time.
 A final inspection by this appraiser will be required to ascertain the assumptions utilized in preparing this appraisal report have been fulfilled.

This appraisal report was prepared in accordance with and compliance of the Uniform Standards of Professional Appraisal Practice promulgated by the Appraisal Foundation and the Guide Notes to the Standards of Professional Practice adopted by the Appraisal Institute. These standards contain binding requirements and specific guidelines that deal with the procedures to be followed in developing an appraisal, analysis, or opinion. These uniform standards also set the requirements to communicate the appraiser's analysis, opinions, and conclusions in a manner that will be meaningful and not misleading in the marketplace, accordingly, the Departure Provision does not apply.



                                                      Robert M. McSherry, MAI

Page Four


If we may be of further service to you in regard to this property or in any other manner, please do not hesitate to contact us at your earliest convenience.

Respectfully submitted,

/S/ROBERT M MCSHERRY

Robert M. Mc Sherry, MAI
Louisiana State Certified General
Real Estate Appraiser No. G0891


                                                      Robert M. McSherry, MAI

                            EXECUTIVE SUMMARY


Location:                      South side of Cooper Lake Road just east of
                               Orion Drive within the Corporate Limits
                               of Bastrop, Morehouse Parish, Louisiana


Interest Appraised:            Fee Simple Interest

Site: 3.35 Acres or 145,926 Square Feet, more or less

Building Description:          The property will include twenty-one (21)
                               assisted care living units, a resident
                               manager's apartment and 4 efficiency assisted care units all located within a single, T-shaped building. The common area amenities including a full service kitchen, a dining area, activities area, office/reception area, adequate bathrooms which would be fully equipped to satisfy the needs of the residents of the assisted care facilities as well as storage areas and other required additions to render the subject property a functional assisted care facility catering to those requiring assisted care.

                               Construction characteristics include a
                               reinforced poured concrete foundation, wood framing, with a combination of brick veneer and vinyl siding exterior walls with the roof being of composition shingles. Although the property is proposed at the present time, this appraiser is aware of a similar property which has been constructed by the owners of the subject and our physical inspection of this existing complex has been utilized in conjunction with the submitted plans and specifications.

                               The property is considered to be a most
                               functional assisted living facility and is considered a most attractive property and should be well accepted by the local market.

                                                      Robert M. McSherry, MAI

Highest and Best Use:          Assisted care facility
                               including all required amenities.

Cost Approach to Value         $2,140,000.00

Market Approach to Value       $2,150,000.00

Income Approach to Value:
  Stabilized Net Income:       $2,100,000.00
  Discounted Cash Flow Value:  $2,040,000.00

Final Value Estimate:
  Stabilized Net Income:       $2,100,000.00
  "As Is" Value:               $2,040,000.00

Allocated:

     Land                      $   50,000.00
     Improvements              $1,975,000.00
     Furniture, Fixtures
      and Equipment            $   75,000.00
     Goodwill of Going
      Concern                         -0-

                                                      Robert M. McSherry, MAI

                        IDENTIFICATION OF THE PROPERTY
The property being inspected, analyzed and for which the Market Value Estimate of the Fee Simple Interest of the Going Concern is applicable is a 3.35 acre tract of land which will be basically rectangular in shape and having approximately 475 feet of frontage along the south side of Cooper Lake Road, a depth of 307 feet and is located within the corporate limits of Bastrop, Morehouse Parish, Louisiana. The subject site is a portion of a larger tract of land which is to be purchased from Woodrow Wilson by Bittmore, LLC for a verified consideration of $100,000.00 for this total 6.70 acre tract of land. The total tract of land of which the subject property will constitute one-half is as follows:

     "All of that portion of Section 19, 20, 29 and 30, Township 21 North, Range 6 East, Morehouse Parish, Louisiana beginning at Cooper Lake Road and the back of Lots 1-3, 6-13 and 15-18 of the Space Estates Number 5 per plat found in Plat Book 6, Page 13 of the Records of Morehouse Parish, Louisiana.

The total property contains 6.7 acres of gross land area, more or less.

As noted, the subject property will constitute one-half of the above described tract of land with a complete metes and bounds survey and complete legal description to be provided this appraiser as a condition of this appraisal report.


                                                      Robert M. McSherry, MAI

                          PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as a proposed 21 assisted care facility and 4 efficiency assisted care units all located on the south side of Cooper Lake Road, Bastrop, Louisiana.

                         OBJECTIVE OF THE APPRAISAL

The objective and function of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by MMR Investment Bank in order to provide long term financing of the subject property for the Biltmore Group, L.L.C.

The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is proposed construction, a final inspection of the property will be required by the appraiser to ascertain the assumptions utilized within this appraisal report have been fulfilled and this appraisal is also conditioned upon being completed in accordance with the plans and specifications utilizing quality materials and workmanship throughout. Other additional conditions are contained in an additional section of this report.

                                                      Robert M. McSherry, MAI

                        PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as a proposed 21 assisted care facility and 4 efficiency assisted care units all located on the south side of Cooper Lake Road, Bastrop, Louisiana.

                       OBJECTIVE OF THE APPRAISAL

The objective and function of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by Colonial Trust Company in order to provide long term financing of the subject property for the Biltmore Group, L.L.C.

The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is proposed construction, a final inspection of the property will be required by the appraiser to ascertain the assumptions utilized within this appraisal report have been fulfilled and this appraisal is also conditioned upon being completed in accordance with the plans and specifications utilizing quality materials and workmanship throughout. Other additional conditions are contained in an additional section of this report.

                                                      Robert M. McSherry, MAI

                        PURPOSE OF THE APPRAISAL

The purpose of this report is to communicate, in a narrative format, the data and reasoning that the appraisers have utilized to form the herein contained estimate of Market Value of the Fee Simple Interest of the Going Concern for the property identified as a proposed 21 assisted care facility and 4 efficiency assisted care units all located on the south side of Cooper Lake Road, Bastrop, Louisiana.

                      OBJECTIVE OF THE APPRAISAL

The objective and function of this appraisal report is to provide an estimate of the Market Value of the Fee Simple Interest of the Going Concern of the property for use by Church Loans and Investments in order to provide long term financing of the subject property for the Biltmore Group, L.L.C.

The Subject property was personally inspected by this appraiser both before and after the date of this appraisal and the submitted plans and specifications reviewed. As the property is proposed construction, a final inspection of the property will be required by the appraiser to ascertain the assumptions utilized within this appraisal report have been fulfilled and this appraisal is also conditioned upon being completed in accordance with the plans and specifications utilizing quality materials and workmanship throughout. Other additional conditions are contained in an additional section of this report.

                                                      Robert M. McSherry, MAI

                          DATE OF THE APPRAISAL
The effective date of this appraisal is September 20, 1998. The subject site was personally inspected by this appraiser both before and after this date and the submitted plans and specifications for the proposed improvements were also reviewed by the appraiser prior to the date of the appraisal.

                                                      Robert M. McSherry, MAI

                      DEFINITION OF SIGNIFICANT TERMS

Market Value, as defined by the Department of the Treasury, Office of the Comptroller of the Currency, August 24, 1990, is, "The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller, each acting prudently, knowledgeably and assuming the price is not affected by undue stimulus. Implicit in this definition, is the consummation of a sale as of a specified data and the passing of title from seller to buyer under conditions whereby:

a.  buyer and seller are typically motivated;

b. both parties are well informed or well advised, and each acting in what he considers his own best interest;

c.  a reasonable time is allowed for exposure in the open market;

d. payment is made in terms of cash in U.S. dollars or in terms of financial arrangements comparable thereto; and

e. the price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Interest is defined by the Appraisal Institute as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

Going Concern Value is "the value created by a proven property operation."
It includes the incremental value associated with the business concern, which is distinct from the value of the real estate only. Going concern value includes an
                                                      Robert M. McSherry, MAI
intangible enhancement of the value of an operating business enterprise which is produced by the assemblage of the land, building, labor, equipment, and marketing operation. This process creates an economically viable business that is expected to continue. Going concern value refers to the total value of a property, including both real property and intangible personal property attributed to business value, Special purpose properties such as the subject are appropriate for only one use or for a very limited number of uses. The highest and best use of a special purpose property as improved, is probably the continuation of its current use, if that use remains viable. Therefore, in the case of special purpose properties a going concern value is considered appropriate.

                                                      Robert M. McSherry, MAI

                      PROPERTY RIGHTS APPRAISED

This assignment concerns the appraisal of the Fee Simple Interest with Fee Simple Interest defined in Real Estate Appraisal Terminology as being, "a fee without limitations to any particular class of heirs or restrictions but subject to the limitations of eminent domain, escheat, police power and taxation. An inheritable estate".

              STATEMENT OF OWNERSHIP AND RECENT HISTORY

The larger tract from which the subject property will be partitioned is under the ownership of Woodrow Wilson and has been under this ownership for a period in excess of five (5) years. The property will be purchased by Biltmore, LLC for a total consideration of $100,000.00 for the 6.70 acre tract which indicates a purchase price of $14,925.00 per acre or $.34 per square foot.

The property has been owned by the current owner, Woodrow Wilson, for a period in excess of five (5) years and no there are no speculative transactions affecting the subject property according to the records found in the Morehouse Parish Clerk of Court's Office.

                                                      Robert M. McSherry, MAI

                    ASSUMPTIONS AND LIMITING CONDITIONS

This appraisal report has been made with the following assumptions and limiting conditions:

1. No responsibility is assumed for the legal description or for matters including legal or title consideration. Title to the property is assumed to be good and marketable unless otherwise stated.

2. The property is appraised free and clear of any and all liens or encumbrances unless otherwise stated.

3.     Responsible ownership and competent property management are assumed.

4. The information furnished by others is believed to be reliable. No warranty, however, is given for its accuracy.

5. All engineering is assumed to be correct. The plot plans and illustrative material in this report are included only to assist the reader in visualizing the property.

6. It is assumed that there are no hidden or apparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them.

7. It is assumed that there is full compliance with all applicable federal, state, and local environmental regulations and laws unless noncompliance is stated, defined, and considered in the appraisal report.

8. It is assumed that all applicable zoning and use regulations and restrictions have been complied with, unless a nonconformity has been stated, defined, and considered in the appraisal report.

9. It is assumed that all required licenses, certificates of occupancy, consents, or other legislative or administrative authority from any local, state or national government or private entity or organization have been, or can be obtained or renewed for any use on which the value estimate contained in this report is based.

                                                      Robert M. McSherry, MAI

10. It is assumed that the utilization of the land and improvements is within the boundaries or property lines of the property described and that there is no encroachment or trespass unless noted in the report.

11. The distribution, if any, of the total valuation in this report between land and improvements applies only under the stated program of utilization. The separate allocations for land and buildings must not be used in conjunction with any other appraisal and are invalid if so used.

12. The appraisers herein, by reason of this appraisal, are not required to give further consultation, testimony, or be in attendance in court with reference to the property in question unless arrangements have been previously made.

13. Possession of this report, or a copy thereof, does not carry with it the right of publication. It may not be used for any purpose by any person other than the party to whom it is addressed without the written consent of the appraisers, and in any event only with proper written qualification and only in its entirety.

14. Neither all nor any part of the contents of this report (especially any conclusions as to value, the identity of the appraisers, or the firm with which the appraisers are connected) shall be disseminated to the public through advertising, public relations, new, sales, or other media without the prior written consent and approval of the appraisers.

15. The existence of hazardous materials, which may or may not be present on the subject property, was not observed by the appraisers. The appraisers have the knowledge of the existence of such materials on or in the subject property. However, the appraisers are not qualified to detect such substances and the presence of potential hazardous materials may affect the value of the property. This value estimate contained within this report is predicated on the assumption that no such hazardous materials are present on or in the property.
       No responsibility is assumed for any such conditions or for any expertise or any knowledge required to discover these items. This should be accomplished by an expert in the field and is a condition of this appraisal report.

16. That the appraiser has personally inspected the subject property and finds no obvious evidence of structural deficiencies, except as stated in this report; however, no responsibility for hidden defects or conformity to specific governmental requirements, such as the Americans with Disabilities (ADA) or fire, building and safety, earthquake, or occupancy codes, etc., can be assumed without provision of specific professional or governmental inspections.

                                                      Robert M. McSherry, MAI

17. This property is proposed at the present time and the appraisal is conditioned upon the completion of the subject property in accordance with the submitted plans and specifications utilizing quality materials and workmanship throughout. A final inspection by the appraiser would be required in order to ascertain the assumptions utilized in arriving at the herein contained Estimate of Market Value have been fulfilled.

18. This appraisal is not based on a requested minimum valuation, a specific valuation or the approval of the loan.

                                                      Robert M. McSherry, MAI

                      MOREHOUSE PARISH AND BASTROP CITY DATA

Bastrop is located in the extreme northeastern corner of Louisiana approximately 124 miles northeast of Shreveport, Louisiana and 129 miles northwest of Jackson, Mississippi. The population as of 1993 for the City of Bastrop was 14,019 while the population of Morehouse Parish was 31,818.

There are 19 local public and private schools that service Bastrop while Northeast Louisiana University lies within 24 miles of the City.

The local utilities and services include Louisiana Power and Light, natural gas is supplied by Louisiana Gas Service and water is supplied by Peoples Water Company. There is a local Police Department and Fire Department for personal protection. Local telephone service is provided by South Central Bell.

The community enjoys 64 local churches which are either Protestant, Catholic or Other Denomination. There are 26 doctors servicing one local hospital. Highways serving the area are US Highway 165, LA Highway 139 and LA Highway 2.; local railroads are UP-MP and AL&M, the Bastrop Municipal Local is the area airport, the bus service, Trailways and the local waterway is the Oauchita River.

There are 3 daily newspapers, 2 local radio stations, one television station and cable television is available.

                                                      Robert M. McSherry, MAI

The major employer in the area is International Paper with approximately 1,100 union employees with Ditto of California-Apparel (800 employees), Morehouse Parish School Board (784 employees), Morehouse General Hospital (350 employees) with Wal-Mart and the City of Bastrop following with 225 employees and 180 employees respectively.

                                                      Robert M. McSherry, MAI

                   OVERVIEW OF ASSISTED LIVING INDUSTRY

In anticipation that more elderly Americans will live in assisted living homes than nursing homes in the near future, consumer industry groups are saying it is time to put some minimum standards into law. One of the most important things for the industry is to try not to admit residents it cannot provide quality care for. Many assisted living homes charge additional fees for personal services residents may come to need as they grow older. Some will help residents if they get sick by permitting periodic visits from nurses, for example, or providing supervision for people with Alzheimer's Disease.

In order to minimize residents need to move, the consumer or trade groups say assisted living facilities should be required to offer at least some help with the dozen daily activities including meals, using the bathroom, taking medication and shopping. Those facilities which accept people with Alzheimer's or other types of dementia would also be required to provide 24 hour awake staff and special training for those workers.

Assisted living has become the hottest new housing option for older people by promising to provide a happy medium between their homes and a full nursing home facility. Industry estimates show that the number of elderly Americans living in settings that could be described as assisted living has probably doubled from 560,000 in 1990 to as many as 1,000,000 in 1997. By early next century, experts predict assisted living homes will care for more elderly Americans than nursing homes.

                                                      Robert M. McSherry, MAI

Although numbers are inexact, assisted living facilities ranging from luxury apartment buildings to modest group homes provide housing along with personal services and some health care. Residents may be too frail to live alone but too healthy to need the 24 hour medical attention of nursing homes. Assisted living can be less expensive than nursing homes.
A 1997 survey by the National Center for Assisted Living found that 52% costs $1,001.00 to $2,000.00 per month and 24% cost less than $1,000.00 per month. In contrast, monthly nursing home fees average above $3,000.00.

Assisted living's affordability has attracted the attention of law makers worried about how the nation will ensure elderly care for the huge baby boom generation now middle aged.

Medicaid programs for the poor in 28 states have begun to cover some assisted living services and the Department of Health and Human Services is conducting a fact finding survey.

Unlike nursing homes, assisted living homes are not regulated by the Federal Government. Fewer than half of the states require licensing before it opens. That allows for flexibility and partly explains assisted living's popularity.

In summary, the assisted living facilities currently expanding throughout the United States are the most popular and desirable alternative living situation for those elderly which require some minimal level of care but not the extensive level required by nursing home patients. As the population continues to grow

                                                      Robert M. McSherry, MAI
older but maintain better health, the appeal thus desirability of assisted living facilities will continue to be enhanced.

                                                      Robert M. McSherry, MAI

                           SCOPE OF THE APPRAISAL

The appraiser has personally inspected the subject site and conducted an in-depth inspection of the neighborhood in which the subject property is located observing it's trends of development and characteristics. Vacant land sales utilized in conjunction with the Cost Approach to Value and in determining the estimated Market Value of the subject site, as if vacant, and owned in Fee Simple have been inspected by this appraiser and a combination of data provided by the Marshall Valuation Service Cost Manual and other available in-file data has been utilized in the process of estimating the replacement cost new of the subject improvements.

In the final analysis, the appraiser has utilized and relied upon the experience of judgment based on the opinion of the quality and quantity of the data in arriving at the final value estimate of the Fee Simple Interest in the subject property.

The Income Approach to Value has been completed utilizing a stabilized net income capitalized into value and a discounted cash flow method.
Economic rents were determined by rent comparables and current data utilized with respect to expense projections. Information provided by the publication "Trends in the Health Care Industry" as well as information provided by other actual ongoing facilities similar to the subject have been utilized in the process of estimating the projected expenses which were included in the Income Approach to Value. Although the subject property is proposed at the present time and has no income or expense history, it is considered to be a functional facility and a facility which is demand with respect to providing long term assisted living care.

                                                      Robert M. McSherry, MAI

                         DESCRIPTION OF THE PROPERTY

                                  Site Data

Size, Shape and Topography
The subject site will be a 3.35 acre rectangular shaped parcel of land having approximately 475 feet of frontage along the south side of Cooper Lake Road, a depth of 307 feet thus encompassing 3.35 acres or 145,926 square feet, more or less. The property is located, as noted, along the south side of Cooper Lake Road which is a dual-land, asphalt, municipally maintained traffic artery serving local vehicular traffic. The topography of the property is rolling to gently rolling and will require limited site preparation prior to construction. Inspection of the site did not reveal any detrimental physical characteristics which would adversely affect the development of the subject property to it's highest and Best Use as an assisted living facility.

Utilities
The subject property is located inside the corporate limits of Bastrop, Morehouse Parish, Louisiana and is provided with all city utilities and services available to properties within the corporate limits of Bastrop including electrical service, police and fire protection, public water, sewerage disposal, and refuge disposal. Telephone service and natural gas service is provided by the local utility companies servicing the area.

Access
Access to the subject development will be provided as the result of the location of Cooper Lake Road along the northern boundary of the site. Cooper Lake Road is a dual laned, asphalt, municipally maintained traffic artery servicing

                                                      Robert M. McSherry, MAI
primarily local vehicular traffic and provides access into the downtown area of Bastrop as well as to the outlying areas of Bastrop and Morehouse Parish. There exists an intersection with US Hwy 165 in the immediate proximity of the subject site with US Hwy 165 being the major traffic artery through Bastrop and Morehouse Parish.

Overall, access to the subject site from all areas of both the City of Bastrop or the outlying areas of Morehouse Parish is adequately provided.

Zoning
Conversations with representatives in the Bastrop City Hall indicated that no zoning currently affects the City of Bastrop. Land uses are controlled by deed restrictions or other restrictive covenants which run with the land and, although this appraiser has not conducted an in-depth review of the abstract to the subject site, no deed restrictions or other restrictive covenants are assumed to exist which would affect the utilization of the subject site as a site of an assisted living facility.

This appraiser has not conducted an in-depth review with respect to the abstract to the subject site but no deed restrictions or other restrictive covenants are assumed to exist which would affect the development of the subject property to its highest and best use. However, this should be ascertained by competent legal authority and is a condition of this appraisal report.

                                                      Robert M. McSherry, MAI

Drainage
Review of Flood Hazard Maps found in the Morehouse Parish Community Office indicated the subject property to be located in a Flood Zone "C" according to Flood Map No. 220127-002-B having an effective date of December 16, 1980. This indicates no flood insurance is required for the subject property.

Tax Data
The subject property is proposed construction property and the taxes on the vacant land only are minimal. The subject property will be placed on the Morehouse Parish tax rolls the year after it is completed and at that time will be assessed and the tax liability can be assigned. For the purposes of this appraisal report and for the utilization in the Income Approach, taxes have been projected but are subject to change once the property is completed and placed on the tax rolls.

The 1997 millage rates applicable to the subject property are as follows:

          City        40.70 Mills
          Parish      65.15 Mills
          Total      105.85 Mills

Assisted living facilities such as the subject are assessed at 10% of Market Value and conversations with representatives of the Morehouse Parish Tax Assessor's Office indicate an estimated Market Value for tax purposes will be approximately 30% less than actual Market Value. Thus:

                                                      Robert M. McSherry, MAI

          Estimated Value of Subject    $2,100,000.00
          Estimated Assessed Value      $1,470,000.00
          10% - Assessed Value          $  147,000.00

  $147,000.00 X 105.85 Mills = Estimated Tax Liability   $  15,559.95

                                                      Robert M. McSherry, MAI

         [Subject Site Location Map Indicating Subject Property]

                    DESCRIPTION OF THE IMPROVEMENTS
                       Assisted Living Facility

The proposed facility containing the assisted living units will be constructed within a single T-shaped building but a building comprised of different component sections housing the assisted living units in two wings with the public areas located in the center or core of the building. The building is a modified T-shape and encompasses a total of 22,217 square feet of heated area. The assisted living units contained within this facility will contain approximately 485 square feet of living area and feature a bedroom, living room, kitchenette and full bath with shower while the efficiency units will contain approximately 200 square feet of area.
The gross building area was calculated by Mr. Mike Wallace, the preparer of the plans and specifications for the property.

Construction characteristics for this building include reinforced poured concrete foundation with adequate grade beams and both interior and perimeter footings with the exterior being wood framing utilizing a combination of brick veneer vinyl with the roof being a composition shingle roof over wood decking. Windows will be insulated, horizontal slide aluminum windows with each unit of the assisted care units having their own central HVAC unit with the common areas utilizing central, zoned units.

Interior construction will include a combination of vinyl and carpet or ceramic tile flooring, painted or vinyl covered sheetrock walls with acoustical ceilings. Lighting will be both standard and fluorescent fixtures.

                                                      Robert M. McSherry, MAI

Amenities to be contained within the assisted care portion of the building include a full service kitchen, dining room, activities area, whirlpool area, staff laundry, TV rooms, offices and other required amenities as well as an apartment for the resident managing couple.

As previously noted, the total gross area contained within this portion of the subject property is 22,217 square feet. Within this total, 21 assisted living units, 4 efficiency assisted units, the manager's apartment and remaining common areas will be contained. Parking will be poured concrete and located at strategic locations around the site and will be adequate to fulfill the requirements of both the tenants and staff. Landscaping will be extensive and utilized in conjunction with the natural topography of the area should be most pleasing.

Each assisted living unit will include a toilet, lavatory and tub/shower unit, through wall air conditioning unit with heat strip, drop-in over/range unit with vent hood as well as adequate closet and cabinet space.

A complete set of working drawings will be provided the appraiser as a condition of this appraisal to ascertain the assumptions utilized within this report have been fulfilled. A final inspection by the appraiser will be required.

As noted, the subject is proposed construction and this appraisal is conditioned upon the completion utilizing quality materials and workmanship with a final inspection by the appraiser required to ascertain the preliminary plans and specifications provided this appraiser were correct.

                                                      Robert M. McSherry, MAI

                           HIGHEST AND BEST USE

                               Introduction

The Appraisal Institute defined highest and best use as follows, "that legal use, at the time of the appraisal, which is the most profitable likely use to which a property can be put."

There are several basic factors which must be considered in order to make a proper determination of Highest and Best Use:

1. The use must be legal, that is, legally adaptable regarding zoning and other restrictions;

2.     The use must be probable, not conjectural or speculative;

3.     The property must be physically adaptable to use contemplated;

4.     There must be a demand for such use;

5. The use must be profitable, the highest return to the land over the longest period of time.

Highest and best use of the land (or site) if vacant and available for use may be different from the highest and best use of the improved property. This is true if the improvement is not an appropriate use, but it makes a contribution to the total property value in excess of the value of the site.

The above five tests have been applied to the subject property's vacant site. In arriving at the estimate of highest and best use, the subject site has been carefully analyzed.


                                                      Robert M. McSherry, MAI

                  HIGHEST AND BEST USE ASSUMING A VACANT SITE


Permissible Use
An investigation has been conducted in order to determine the zoning classification that encumbers the subject property. The results of this investigation has revealed that the subject site is not affected by City or Parish zoning with land uses controlled by deed restrictions or other restrictive covenants. The lack of zoning allows a large number of permissible uses to be considered for the subject property but it's location within a primarily residential area, the access provided by a dual-laned municipal traffic artery and other factors indicate the proposed utilization as an assisted care facility to be one of the better if not the best permissible uses of the site and would be a legal, conforming, permissible use.

Possible Use
Inspection of the subject property's neighborhood has been made to determine any physical limitations that might be present. The result of this inspection has revealed the neighborhood is developed with mix of property types.
The lack of zoning which is currently applicable to the subject property does allow for an assisted care facility to be constructed on the site as well as other types of multi-family construction. This lack of zoning classification will allow the property to be developed as proposed within this appraisal report and this is considered the most likely probable use to which the subject property could be put.

In the final analysis, the proposed utilization of the subject property is considered to constitute one of it's Highest and Best Uses.

                                                      Robert M. McSherry, MAI

                           THE APPRAISAL PROCESS

The real estate appraisal profession typically utilizes three basic approaches in the process of estimating the value of a parcel of real property.
These approaches include the Cost Approach, the Income Approach and the Market Data Approach. The Cost Approach utilizes an estimate of reproduction or replacement costs new of the building and other on-site improvements to be contained within the subject property less accrued depreciation from all sources including physical curable and incurable deterioration, functional obsolescence and economic obsolescence to arrive at an estimate of depreciated reproduction or replacement costs for the improvements.
The estimated value of the site, as if vacant, and determined by the comparison of the subject site with other similar parcels in either the immediate proximity of the subject or in other comparable areas is added to the depreciated reproduction or replacement cost estimate of the improvements to provide an indication of value of the property being appraised from the Cost Approach.

The Cost Approach is generally accorded the greatest credence in instances where the property being appraised is either a proposed property or a new property having little or no accrued depreciation or instances where the property being appraised represents a special purpose type property.
In these instances, the Cost Approach is an accurate indication of value for the property and is accorded considerable credence in the reconciliation process.

The Income Approach to Value utilizes an estimate of gross annual income to be generated by the property being appraised as determined to be representative of

                                                      Robert M. McSherry, MAI
economic rentals for this type property within the area less an allowance considered typical for vacancy and collection losses to arrive at an estimate of effective gross annual income which is to be generated by the property. Expenses typically associated with the operation of this type property in accordance with prevailing lease terms and conditions in the area as well as data provided by analysis of the operating history of other similar type properties are projected and deducted from the effective gross annual income to arrive at an estimate of net operating income before recapture attributable to the subject. This net operating income is then capitalized by the most appropriate method available with respect to the subject property in particular and the appraisal problem in general into an indication of value for the property being appraised from the Income Approach. Another method of utilizing the Income Approach is the Gross Income Multiplier technique. This technique identifies the relationship between the sales price (value) of a property and its gross annual income earning potential. The Gross Income Multiplier is derived by dividing the sales price of a property by its gross potential income and, thus, is an excellent indicator of buyer, seller and investor attitudes toward the property being analyzed. An effective gross income multiplier is also excellent as it utilizes the actual gross income after vacancy to derive the multiplier. use depends upon available data.

The Market Data or Direct Sales Comparison Approach utilize sales of comparable improved properties in either the immediate proximity of the subject or in other comparable areas to derive a unit of comparison. Each of the various comparable sales are carefully reviewed and analyzed by the appraiser, adjusted for any dissimilarities between the subject property and the comparable

                                                      Robert M. McSherry, MAI
sale in such areas as date of sale, location, design, condition, and other physical characteristics to result in an adjusted unit of comparison to be utilized in the Market Data or Direct Sales Comparison Approach to provide an indication of value for the property being appraised.
The reconciliation is the method whereby all data provided by the various approaches utilized in the appraisal report are carefully analyzed and accorded weight in varying degrees. The approach which is considered to be the most representative of current buyer, seller and investor attitudes towards the subject property is accorded the greatest credence in the final analysis but all the approaches are interrelated and all data gathered and utilized in the various approaches must be carefully analyzed in the reconciliation process and to ignore any available data would be improper.

                                                      Robert M. McSherry, MAI

                          COST APPROACH TO VALUE

The Cost Approach to Value, like the Sales Comparison and Income Approaches, is based on comparison. in the Cost Approach, the cost to construct a building and the value of any existing building are compared. The Cost Approach to Value reflects market thinking in the recognition that market participants relate value to cost. Buyers tend to judge the value of an existing structure by comparing it to the value of a newly constructed building with optimal functional utility. Moreover, buyers adjust the prices they are willing to buy by estimating the cost to bring an existing structure to desired levels of functional utility.

Thus, by applying the Cost Approach, an appraiser attempts to estimate the difference in worth to a buyer between the property being appraised and a newly constructed building with optimal utility. An appraiser makes a sound value estimate by estimating the cost to construct a reproduction of or a replacement of the existing structure and then deducts all evidence of accrued depreciation in the property being appraised from the cost of the reproduction or replacement structure and the resulting figure, plus the value of the land, plus any entrepreneurial profit provides a value indication through the application of the Cost Approach.

The decision to utilize reproduction or replacement costs is most pertinent and the selection plays and important part in contributing to the validity of the Cost Approach. Replacement cost is defined in Real Estate Appraisal Terminology as being, "the cost of construction at current prices of a building having utility

                                                      Robert M. McSherry, MAI
equivalent to the building being appraised but built with modern materials and according to the current standards, design and layout. The use of the replacement cost concept presumably eliminates all functional obsolescence and the only depreciation to be measured is physical deterioration and economic obsolescence." The appraisers will utilize the replacement cost method supported by Marshall Valuation Service in conjunction with the construction cost estimate provided by knowledgeable contractors/engineers or architects

                               DEPRECIATION

All types of accrued depreciation affecting the subject improvements were considered Accrued depreciation is defined as, "the difference between reproduction cost new as of the date of the appraisal and the present contributory value of the improvements." Accrued depreciation is divided into three basic categories: physical deterioration (which includes curable and incurable), functional obsolescence (including curable and incurable), and economic obsolescence(which is always incurable). The following is a discussion of each type of depreciation and the observed depreciation applicable to the subject property.

Physical Deterioration, Curable
This type of depreciation is defined as, "the loss in value from cost new which can be recovered or offset through correction, repair, or replacement of the defective items causing the loss, providing the resultant value approximates the cost of the work." The property is proposed thus no deferred maintenance is present.

                                                      Robert M. McSherry, MAI

Physical Deterioration, Incurable
This type of depreciation is defined as, "the loss from cost new which is impossible to offset or which would involve an expenditure substantially in excess of the value increase resulting therefrom." The property is proposed and has an effective are of 0 years and a total economic life of 30 years.

Functional Obsolescence
Functional obsolescence is defined as, "the loss from cost new as of the date of the appraisal which is caused by a superadequacy, inadequacy, unattractive style, poor or inefficient layout or design." Items causing functional obsolescence can be either curable or incurable; it is curable only when it is profitable to cure the item. Incurable, functional obsolescence involves items of initiate which would not be economical to correct because the value would not increase so much as the cost of correction. Based on my inspection of the subject improvements, it is my opinion that they are totally adequate and comparable to similar properties in the same general price range, therefore, no loss of value from functional obsolescence exists.

Economic Obsolescence
This type of depreciation is defined as, "the loss from cost new as of the date of the appraisal due to causes external to the property boundaries." To measure this type of obsolescence the appraiser capitalizes the rent lost due to the external factor for the prorata share applicable to the building. As indicated in

                                                      Robert M. McSherry, MAI
the site date, there are no undesirable external influences and, thus, there is no loss to the subject improvements due to economic obsolescence.


Entrepreneurial Profit
For the Cost Approach to provide a sound indication of value, a market derived entrepreneurial profit must be added to the direct and indirect costs. The profit figure is typically expressed as a percentage of total direct and indirect costs. Entrepreneurial profit is a necessary element in the motivation to construct the improvements. However, part or all of the profit may be lost as functional or external obsolescence if the market indicates that the improvements have a Market Value less than the current reproduction or replacement cost less physical deterioration.

The results of the investigation and analysis of this market data will appear as follows:

                                                      Robert M. McSherry, MAI

                            COMPARABLE LAND SALE 1


Date of Sale:                       September 4, 1998

Vendor:                             John Kaffenberger

Vendee:                             Sibley Century Development, LLC

Size:                               9.1 Acres

Consideration:                      $80,000.00

Location:                           East side of Holt Street, Bastrop,
                                    Louisiana

Indicated Price/Acre:               $8,791.00 per Acre

Brief Legal Description:            Tract or parcel of land located in the
                                    southeast quarter of the northeast
                                    quarter of Section 30, T21N-R6E,
                                    Morehouse Parish, Louisiana.

Financing:                          Cash

Condition of Sale:                  Market

Site Utilities:                     Public

Terrain:                            Gently Sloping

Access:                             Public Asphalt Road

Highest and Best Use:               Commercial or Multi-Family

Comments:                           Of this total acreage only approximately
                                    7 acres are considered useable land.

Comfirmation:                       John Sibley

                                                      Robert M. McSherry, MAI

                         COMPARABLE LAND SALE 2


Date of Sale:                       June 21, 1995

Recordation:                        Conveyance Book 487, Page 713,
                                    Morehouse Parish, Louisiana

Vendor:                             John S. Cereen, et al

Vendee:                             Douglas Jones

Size:                               9.37 Acres

Consideration:                      $55,000.00

Location:                           6197 Mer Rouge Road, Bastrop,
                                    Louisiana

Indicated Price/Acre:               $5,870.00 per Acre

Brief Legal Description:            A certain 9.37 acre tract of land in the
                                    southwest quarter of Section 28,
                                    T21N-R6E, Morehouse Parish,
                                    Louisiana.

Financing:                          Cash

Condition of Sale:                  Market

Site Utilities:                     Public

Terrain:                            Level

Access:                             Public Road

Highest and Best Use:               Commercial

Confirmation:                       John Sibley

                                                      Robert M. McSherry, MAI

                       COMPARABLE LAND SALE 3

Date of Sale:                       March 17, 1997

Vendor:                             Sandra Lockwood

Vendee:                             Northwood Apartment, LLC

Size:                               4.688 Acres

Consideration:                      $60,000.00

Location:                           1801 North Washington Street, Bastrop,
                                    Louisiana

Indicated Price/Acre:               $12,799.00 per Acre

Brief Legal Description:            Tract or parcel of land located in the
                                    southeast quarter of the northwest
                                    quarter of Section 24, T21N-R5E,
                                    Morehouse Parish, Louisiana.

Financing:                          Cash

Condition of Sale:                  Market

Site Utilities:                     Public

Terrain:                            Slightly Rolling

Access:                             Public Road

Highest and Best Use:               Commercial

Confirmation:                       John Sibley

                                                      Robert M. McSherry, MAI

                           COMPARABLE LAND SALE 4


Date of Sale:                       June 19, 1996

Recordation:                        Document No. 140922

Vendor:                             Woodrow Wilson, et al

Vendee:                             Benny Evans, et al

Size:                               6.484 Acres

Consideration:                      $100,000.00

Location:                           Southeast corner of US Hwy 425
                                    (Crossett Road) and McCreight Street,
                                    Bastrop, Louisiana

Indicated Price/Acre:               $15,422.58 per Acre

Brief Legal Description:            Tract situated in the southwest quarter
                                    of the southwest quarter of Section 18,
                                    T21N-R6E, Morehouse Parish,
                                    Louisiana.

Financing:                          Cash

Condition of Sale:                  Market

Site Utilities:                     Public

Terrain:                            Slightly Sloping

Access:                             Public Highway

Highest and Best Use:               Commercial or Light Industrial

Confirmation:                       John Sibley

                                                      Robert M. McSherry, MAI

                          COMPARABLE LAND SALE 5


Date of Sale:                       July 6, 1994

Recordation:                        Conveyance Book 479, Page 667,
                                    Morehosue Parish, Louisiana

Vendor:                             Kathrine Buford, et al

Vendee:                             Larry Greenwood, et al

Size:                               3.3 Acres

Consideration:                      $50,000.00

Location:                           McCreight Street at Todd Street,
                                    Bastrop, Louisiana

Indicated Price/Acre:               $15,052.00 per Acre

Brief Legal Description:            Tract on the northeast quarter of the
                                    northeast quarter of Section 25,
                                    T21N-R6E, Morehouse Parish,
                                    Louisiana.

Financing:                          Cash

Condition of Sale:                  Market

Type Utilities:                     Public

Terrain:                            Level to Gently Rolling

Access:                             Public Road

Highest and Best Use:               Multi-Family

Confirmation:                       John Sibley

                                                      Robert M. McSherry, MAI

  [Comparable Sales Location Map Indicating Comparable Property Locations]

                    COMPARABLE LAND SALES SUMMARY CHART


              Date      Size/Usable       Price/Acre    Location
Sale 1       9/98       7.00 Acres        $11,428.00    Holt Street
Sale 2       6/95       9.37 Acres        $ 5,870.00    Mer Rouge Road
Sale 3       3/97       4.68 Acres        $12,799.00    North Washington
Sale 4       6/96       6.48 Acres        $15,422.00    Crossett Road
Sale 5       7/94       3.30 Acres        $15,152.00    McCreight Street


                                                      Robert M. McSherry, MAI

                       ANALYSIS OF COMPARABLE LAND SALES

The five vacant comparable land sales contained within this appraisal report and utilized for analysis purposes are sales of sites located either within the corporate limits of Bastrop, Louisiana. All sites are considered current with respect to the date of sale with the exception of Comparable Sale 5 which occurred in July of 1994 with all sales requiring an upward adjustment for the time differential for all sales occurring prior to 1998. The size of these sales are similar to the subject property with the size of Sales 3 and 5 being the closest to that of the subject and analysis of compared sales does indicate an adjustment required for the size differential. However, location is considered important and the locational dissimilarities between the comparable properties and the subject site has been considered and adjusted accordingly.

Physical characteristics are also important factors in the desirability of the vacant developmental site and the physical characteristics associated with each of these comparable sales have been analyzed, compared to the subject property and the proper adjustments made.

The following land sales adjustment grid has been utilized to reflect the appraiser's opinion of the required adjustment of these comparable sales which results in an indicated value of the subject site, as if vacant, and in it's current condition.

                                                      Robert M. McSherry, MAI

After this adjustment grid has been carefully completed, it is our opinion that the subject site is estimated to have a Market Value, As If Vacant and prior to site preparation, of $15,000.00 per acre.

Therefore, the Estimated Value of the Subject Site, As If Vacant, is thus derrived:


3.35 Acres @ $15,000.00/ Acre     =         $50,250.00


INDICATED VALUE OF THE SUBJECT SITE,
AS IF VACANT (R/T)                          $50,000.00

                                                      Robert M. McSherry, MAI

                  VACANT LAND SALES ADJUSTMENT CHART

 Sale Number                Subject          1                2
Property Rights Appraised   Leased Fee       Leased Fee       Leased Fee
Financing Terms             Cash Equivalent  Cash Equivalent  Cash Equivalent
Condition of Sale           Arms Length      Arms Length      Arms Length
Sale Date                   Current          September, 1998  June, 1995
Size-Gross Area/Acres       3.35             9.1              9.37
Effective Price/Square Foot N/A              $8,791.00        $5,870.00
Market Time                 Current          -0-              +10%
Zoning                                       -0-              -0-
Size                                         +20%             +20%
Physical                                     +25%             +25%
Adjusted Price/Square Foot                   $12,746.00       $9,098.00

                  VACANT LAND SALES ADJUSTMENT CHART

 Sale Number                3                4                5
Property Rights Appraised   Leased Fee       Leased Fee       Leased Fee
Financing Terms             Cash Equivalent  Cash Equivalent  Cash Equivalent
Condition of Sale           Arms Length      Arms Length      Arms Length
Sale Date                   March, 1997      June, 1996       June, 1994
Size-Gross Area/Acres       4.6              6.4              3.3
Effective Price/Square Foot $12,799.00       $15,522.00       $15,052.00
Market Time                 +5%              +10%             +20%
Zoning                      -0-              -0-              -0-
Size                        -0-              -0-              -0-
Physical                    +10%             -10%             -20%
Adjusted Price/Square Foot  $14,718.00       $15,422.00       $15,052.00


                        DISCUSSION OF COST APPROACH

In the construction of any project, the total cost of development can be divided into basic categories: direct or hard cost, and indirect or soft costs. As defined in Real Estate Appraisal Terminology, the definition of Direct Costs is, "the cost of direct labor and materials devoted specifically to a unit of work. In construction, these costs are directly related to site acquisition and construction of the improvements..." Defined in this same text, Indirect Cost is, "that cost in the development of a property which would not be included in a general contract for construction or for land acquisition..."

Direct costs include the cost of items such as land acquisition, construction of the buildings, equipment and fixtures, the builder's profit and overhead, any temporary buildings for on-the-job usage, power line installation, and the electrical power used in the construction. As indicated in the Cost Approach Schedule which follows, direct or hard costs have been broken down into categories of building area, elevators and other primary building costs.

Indirect, or soft costs, generally include fees, financing costs, and overhead. As the Cost Approach Schedule indicates, the indirect costs fall into 8 categories. The permits and fees sections include the estimated costs of a building permit, an appraisal, a survey and accounting and inspection charges. Architectural engineering estimates have been based on typical market charges. The legal expenses includes work done on both interim and permanent loan packages. The insurance costs indicated are limited to construction-period coverage including the builder's risk.

                                                      Robert M. McSherry, MAI

The closing cost estimate includes costs of closing both the interim and permanent loans. The interest expense is based on typical current market conditions and covers the period of time required to complete the construction of the project. The loan commitment fees are also based on current typical market conditions.

The appraiser's have relied upon the Marshall Valuation Service, a publication of Marshall & Swift, 1617 Beverly Boulevard, Post Office Box 26307, Los Angeles, California, in estimating the replacement costs new of the subject property improvements.

The Cost Approach to Value, as it applies to the property being appraised, is as follows:

                                                      Robert M. McSherry, MAI

                          COST APPROACH TO VALUE
               Cost Source: Marshall-Swift Cost Manual and
                   Actual Costs Provided by Fred Bayles

Direct Costs:

 Primary Structure
      22,217 sq. ft. @ $59.70/sq. ft.                    $1,326,354.00

Total Direct Costs: Improvements                         $1,326,354.00

Indirect Costs:

 Plans, Specifications, Inspection    Included in Direct Costs
 Contractor's Overhead/Profit                $170,000.00
 Interim Interest                            $ 65,250.00
 Legal, Audit, Appraisal                     $ 60,400.00
 Financing Fees - Construction               $ 30,000.00
 Misc. Expenses                              $ 50,000.00
 Financing Fees - Long Term                  $162,500.00

Total Indirect Costs                                     $  538,150.00

Total Replacement Costs New: Improvements                $1,864,504.00

Less: Accrued Depreciation

 Physical Curable                                -0-
 Physical Incurable                              -0-
 Functional Obsolescence                         -0-
 Economic Obsolescence                           -0-

Total Accrued Depreciation                                    -0-

Depreciated Replacement Costs: Improvements              $1,864,504.00

Add: Land Value
      3.35 acres @ $15,000.00/acre                       $   50,000.00

Add: Site Preparation                                    $   30,000.00

Add: Furniture, Fixtures and Equipment                   $   75,000.00

                                                      Robert M. McSherry, MAI

Add: Parking, Walks, Landscaping, Porches                $   25,000.00

Add: Entrepreneurial Profit @ 5%                         $   93,200.00

Total All Costs and Value Components                     $2,137,704.00

INDICATED VALUE OF SUBJECT FROM
COST APPROACH (R/T)                                      $2,140,000.00


Note: Cost of Furniture, Fixture and Equipment based on costs association with actual costs experienced by Southside Garden Assisted Care Facility and Arbor House of West Monroe, Louisiana.

                                                      Robert M. McSherry, MAI

                       MARKET DATA APPROACH TO VALUE
Market data is discussed in all the approaches to value. Data analysis is needed in the Cost Approach to develop a land value indication and to support costs and depreciation indicators; in the Income Approach to establish rent levels, vacancy indications, expenses, and capitalization rates; and in the Direct Sales Comparison Approach to establish comparability.

The appraiser has carefully perused the Louisiana market with respect to sales of properties considered similar to the subject property and none were found. However, available data from other appraisers has revealed the sale of three similar type properties in other areas of the United States and these are included merely for analysis purposes as follows:

                                                      Robert M. McSherry, MAI

                           IMPROVED PROPERTY SALE 1


VENDOR:                             American Retirement, Inc.

VENDOR:                             Horizon Retirement, Inc.

LOCATION:                           2601 Chimney Rock Road,
                                    Hendersonville, North Carolina

RECORDATION:                        N/A

DATE:                               February, 1993

CONSIDERATION:                      $6,480,000.00

TERMS: $2,224,000.00 cash, assumption of a mortgage balance of $4,316,000.00. terms are considered to be cash equivalent.

SITE SIZE:                          N/A

IMPROVEMENTS:                       This is a 110 unit senior living
                                    community constructed in 1988.  The
                                    units are housed in a three-story
                                    building of wood frame construction.
                                    Construction quality is considered to be average; condition at the time of sale was good. The gross building area is approximately 96,058 square feet with an average unit size of 873 square feet.

ESTIMATED GROSS INCOME:             $1,706,255.00

ESTIMATED EXPENSE RATIO:            Approximately 56 percent

NET OPERATING INCOME:               Approximately $751,844.00

UNIT INDICATORS:                    SP/Unit = $58,909.00
                                    SP/SF   =     $67.46
                                    SP/GI   = 3.80 GIM
                                    NOI/SP  = 0.1160 OAR

                                                      Robert M. McSherry, MAI

                         IMPROVED PROPERTY SALE 2


VENDOR:                             American Retirement, Inc.

VENDOR:                             Emeritus Corporation

LOCATION:                           2601 Chimney Rock Road,
                                    Hendersonville, North Carolina

RECORDATION:                        N/A

DATE:                               September, 1995

CONSIDERATION:                      $9,483,523.00

TERMS:                              Cash

SITE SIZE:                          N/A

IMPROVEMENTS:                       This is a 110 unit senior living
                                    community constructed in 1988.  The
                                    units are housed in a three-story
                                    building of wood frame construction.
                                    Construction quality is considered to be average; condition at the time of sale was good. The gross building area is approximately 96,058 square feet with an average unit size of 873 square feet.

ESTIMATED GROSS INCOME:             Approximately $2,175,000.00

ESTIMATED EXPENSE RATIO:            Approximately 56 percent

NET OPERATING INCOME:               Approximately $957,000.00

UNIT INDICATORS:                    SP/Unit = $86,214.00
                                    SP/SF   =     $98.73
                                    SP/GI   = 4.36 GIM
                                    NOI/SP  = 0.1009 OAR

                                                      Robert M. McSherry, MAI

                                 SUMMARY

                          Sale One     Sale Two     Sale Three
Indicated OAR             11.6%        10.09%       9.96%
Price/Unit                $58,909.00   $86,214.00   $56,757.00
Gross Income Multiplier   3.80         4.36         3.01
Estimated Expense Ratio   56%          56%          70%


The three Improved Property Sales included within this report have been provided this appraiser by knowledgeable sources and other appraisers and are deemed accurate as they were verified by knowledgeable and ethical persons. The appraiser has conducted an in-depth review of conveyances of similar type assisted living or congregate care facilities in the State of Louisiana and none were found which were considered to be reflective of true arms-length transactions between willing buyers and willing sellers with no undue duress being experienced. These three Improved Property Sales have been included for the purpose of deriving an indicated Overall Capitalization Rate, an indicated price per unit and an indicated Gross Income Multiplier for utilization in the analysis process with respect primarily to the Income Approach to Value. The level of services provided by these facilities are similar to those to be provided by the subject property which would include three (3) meals per day, utilities, maid service one (1) day a week, flat linen service one (1) day a week, various assistance with respect to bathing, exercise, and transportation to various off-site functions as well as on-site recreational functions, counseling, with other services provided on a more extensive basis for additional expense paid by the guest or resident of the facility. It is acknowledged that a large number of the

                                                      Robert M. McSherry, MAI
residents residing in the assisted care facilities are requiring increased levels of care and these additional expenses are being passed directly to the tenant as they upset the economies of an assisted care facility having to provide this extraordinary level of care without additional remuneration.

The price per unit indicated by Improved Property Sale 2 is considered the best available and has been accorded the greatest credence. Accordingly:

          25 Units @ $86,000.00/Unit                    $2,150,000.00

INDICATED VALUE OF SUBJECT FROM
THE MARKET DATA OR DIRECT SALES
COMPARISON APPROACH (R/T)                               $2,150,000.00

                                                      Robert M. McSherry, MAI

                           INCOME APPROACH TO VALUE
                                Introduction

The Income Approach reflects the subject's income-producing capabilities and requires an analysis of the project's probable market rent. In the comparative analysis, we have considered factors that would probably influence market acceptance of properties in the area. The factors include proximity to major traffic arteries; location; design; amenities; and the quality of management.

To develop a supportable estimate of value using the Income Capitalization Approach, realistic projections of income and expenses must be made. congregate care facilities are unique forms of real estate with many unusual characteristics, such as an intensive use of labor, costs of goods sold, expenses categories, and product identity. Therefore, special care in data gathering and analysis are required to create an estimate of the future income for the subject. The appraiser will utilize data provided by the publication, Trends in the Health Care Industry for supporting data.

The subject property is proposed at the present time and, therefore, has no historical income and expense data associated with the property.
The subject will contain 21 assisted care units and 4 efficiency assisted care units all located in a single T-shaped building which will also contain a resident manager's apartment and common areas for the operation of the facility. The services provided the assisted living units include all utilities, maid service, three meals a day, transportation, activities with additional laundry and maid service

                                                      Robert M. McSherry, MAI
available at additional expense. Normal day to day medical treatments are also available for the various tenants with any extraordinary medical expense passed directly to the tenant.

This appraiser has had the opportunity to appraise a number of assisted care facilities in both Louisiana and Mississippi over the last several years and has relied on data provided by these facilities, various industry publications and data provided by various health care consulting groups and experts in arriving at the estimated monthly rental rates and expenses including fixed expenses, operating expenses, staffing, dietary, reserves and other appropriate expenses.

This appraiser has conducted rental surveys of a number of assisted care, private pay facilities located in the Baton Rouge, Louisiana area as well as a single facility located in West Monroe, Louisiana in order to arrive at an estimated economic rental rate for the subject property based on the level of services provided. The assisted care market is still a relatively new market and the majority of the facilities have been constructed in larger metropolitan areas such as Baton Rouge. The rental rates commanded in these larger areas are above those which can be commanded in smaller or more rural communities in North Louisiana and appropriate adjustments have been made. The most comparable property is the Arbor House of West Monroe, which was completed in December of 1997 and has experienced stabilized occupancy with respect to the assisted care units within a six (6) month period. These units lease for $1,725.00 per month for the basic rate with expenses including utilities, three (3) meals a day, maid service once a week, laundry service once a week,

                                                      Robert M. McSherry, MAI
assistance in bathing, transportation to shopping, church and other functions as well as in-house recreational activities.

This appraiser has also recently completed an appraisal of a 33 unit assisted care facility located in Baton Rouge, Louisiana which is very typical with respect to the subject property. However, the monthly rate provided by this facility is slightly higher than those in rural areas with the base monthly rate being $1,850.00 per month. The same services are provided including utilities, three (3) meals per day, assistance with daily living activities including bathing, grooming, weekly bed linen and towel service, weekly house keeping, transportation to medical and dental appointments, worship service, planned activities as well as other assistance required.

Based on this appraiser's personal inspection of these two facilities and adjustment, it is our opinion that a $1,775.00 per month with services including electricity, three (3) meals per day, maid service, transportation, activities, assistance in the normal living activities as well as normal day to day medical treatment being provided.

The actual income and expense data of various facilities is closely held information and these individuals have requested confidentiality with respect to this actual data. Accordingly, this data has been retained in our various files.

The results of our survey and analysis indicates an economic rental rate for the assisted care units, based on the herein listed services being provided, of $1,775.00 per month and $1,100.00 per month for the efficiency units with the
                                                      Robert M. McSherry, MAI
rates remaining stable over the two year projection period. The projected rate includes the herein listed services being provided.
Inflation will impact expense projections as well as increased occupancy and these anticipated increases have also been utilized in the Income Approach to Value.

In order to accurately project appropriate expenses for the subject property, the appraiser has reviewed the current publication Trends in the Health
Care Industry with respect to historical operating expenses for assisted care facilities. In addition, this appraiser has been provided itemized comparable expense data with respect to three separate properties located in the State of Louisiana but, due to confidentiality requirements, the names of these properties are retained in the appraiser's file at the request of the property owners. However, the following summary chart is included for the benefit of the reader of this appraisal report and it also provides support for the expense projections for the subject property.

The Income Approach to Value as it applies to the property being appraised based on economic rental rates herein quoted and utilizing a two year period in order to achieve a stabilized net occupancy and thus a stabilized net operating income is reproduced as follows:

                                                      Robert M. McSherry, MAI

                        ITEMIZED COMPARABLE EXPENSE DATA

                              Property 1     Property 2     Property 3
Administrative                $249,610.00    $417,960.00    $461,530.00
Dietary                       $186,938.00    $251,184.00    $204,983.00
Maintenance                   $156,914.00    $275,424.00    $193,530.00
Housekeeping/Janitorial       $ 51,340.00    $ 55,512.00    $ 52,322.00
Taxes/insurance               $ 82,000.00    $110,560.00    $ 66,738.00
Utilities                     $ 91,328.00    $ 24,360.00    $ 65,678.00
Nursing/Other                      -0-       $  9,458.00    $ 10,664.00
Per Unit Expenses             $ 9,522.00     $  9,458.00    $ 10,664.00


                                                      Robert M. McSherry, MAI

                          INCOME APPROACH TO VALUE

                                Year One

Gross Annual Potential Income:

 21 - Assisted Living Units @ $1,775.00/month               $ 447,300.00
  4 - Efficiency Units @ $1,100.00/month                    $  52,800.00

Total Gross Annual Potential Income                         $ 500,100.00

Less: Vacancy and Collection Losses

 Assisted Living Units (25%)                                $ 111,825.00

Total Vacancy and Collection Loss                           $ 111,825.00

Effective Gross Annual Potential Income                     $ 388,275.00

Expenses:

     Administrative                $53,500.00
     Plant Operations              $37,400.00
     Dietary                       $45,625.00
     Housekeeping                  $12,500.00
     Aides                         $41,000.00
     Activities                    $15,000.00
     Reserves for Replacement      $ 7,500.00

Total Expenses                                              $ 212,525.00

Net Operating Income                                        $ 175,750.00


Note: Management Fee included in Administrative Expense.

                                                      Robert M. McSherry, MAI

                          INCOME APPROACH TO VALUE

                                Year Two

Gross Annual Potential Income:

 21 - Assisted Living Units @ $1,775.00/month               $ 447,300.00
  4 - Efficiency Units @ $1,100.00/month                    $  52,800.00

Total Gross Annual Potential Income                         $ 500,100.00

Less: Vacancy and Collection Losses

 Assisted Living Units (10%)                                $  44,730.00

Total Vacancy and Collection Loss                           $  44,730.00

Effective Gross Annual Potential Income                     $ 455,370.00

Expenses:

     Administrative                $53,500.00
     Plant Operations              $44,550.00
     Dietary                       $54,200.00
     Housekeeping                  $13,750.00
     Aides                         $45,100.00
     Activities                    $16,500.00
     Reserves for Replacement      $ 7,500.00

Total Expenses                                              $ 235,100.00

Net Operating Income                                        $ 220,270.00


Note: Management Fee included in Administrative Expense.

                                                      Robert M. McSherry, MAI

                    JUSTIFICATION OF CAPITALIZATION RATE

Direct Capitalization is a method used to convert a single year's income estimate into a value indication in the Income Capitalization Approach. The direct capitalization formula using an overall property capitalization rate is:
          Value / Net Operating Income = Overall Capitalization Rate

In this appraisal, the appraisers will employ two different methods to obtain an overall capitalization rate:

     1)     Band of Investment - mortgage and equity components

     2)     Underwriter's Method (derivation from debt coverage ratio)

Band of Investment
The appraisers contacted local lenders regarding rates and terms of alternate investments as well as current market rates applicable for this market.

Annual Constant - In developing the mortgage components for the Band of Investment Method, the appraisers reviewed the National Mortgage Commitment Survey conducted by the Appraisal Institute Research Department which surveyed sample lenders in various geographical regions throughout the United States. The data quoted is based on national averages and do not reflect conditions inherent in all markets. Therefore, the appraisers contacted local lenders regarding rates and terms applicable for this market area. Lenders in the local market are quoting rates at prime plus
1%, terms of 20 years. 75% and a loan-to-value ratio. The local market closely approximates the national averages for the subject property type.

                                                      Robert M. McSherry, MAI

The appraisers reviewed available data concerning current national and local quoted mortgage rates and talked to various lenders in the Louisiana area which confirm that market rates and terms for loans of the quality of the subject property are available at 9% interest rate with monthly payments amortized for a 20 year term, a 75% loan-to-value ratio. Therefore, the mortgage constant is derived to be .1079671.

Equity Dividend - Current rates of return available from alternative investment vehicles are reviewed. These alternative investments are more liquid than an investment in real estate; therefore any potential investor would expect a higher rate of return. Based on this, we have been able to conclude that a 9% equity dividend rate is required to attract investment capital to the subject property's type which is considered to be slightly more risky than other types of real estate investments.

In order to ascertain the appropriate equity dividend or "cash-on-cash" rate, the appraiser has reviewed money rates for other alternate investments as of September 8, 1998. The results of this analysis of comparable and alternative money rates are as follows:

     Certificates of Deposit                 30 Day  4.68%
                                             90 Day  4.96%
                                            180 Day  5.04%

     Treasury Bill Rates                   3 Months  4.79%
                                           6 Months  4.79%
                                           52 Weeks  5.00%

     30 Year Treasury Bond Rate                      5.36%

     Merrill-Lynch Ready Assets              30 Day  5.03% (Average Yield)

                                                      Robert M. McSherry, MAI

As can be reflected by the above alternate investment vehicles. Current rates for both short and long term yields is between the high 4.00% to the low 5.00% range. The projected 9.00% equity yield or "cash-on-cash" return projected for the subject property provides an excellent return on the investor's cash, approximately 3.00% in excess of other alternate investment vehicles. Accordingly, the 9.00% equity dividend rate is considered appropriate when the overall risk and competitive rates are considered.

Derivation of Capitalization Rate - The band of investment (or weighted average) formula for deriving an overall rate when the mortgage constant and equity dividend rates is known as:

                      Mortgage Percent x Mortgage Constant
                                     Plus
                     Equity Percent x Equity Dividend Rate
                                    Equals
                         Overall Capitalization Rate

                             .75 x .1079671 = .0809
                                .25 x .09 = .0225
                                 Total = .10340
                                Rounded to .103

Underwriter's Method
In making loan decisions, institutional lenders use a debt coverage ratio
(DCR), which is the ratio of net operating income to annual debt service. This measure of constraint is frequently used by institutional lenders, who are general fiduciaries. They manage and lend the money of others, including depositors and policy holders. Because of the fiduciary responsibility, institutional lenders

                                                      Robert M. McSherry, MAI
are particularly sensitive to the safety and profit and are anxious to avoid default and possible foreclosure. Consequently, when they underwrite income property loans, institutional lenders try to provide a cushion so that the borrower will be able to meet the debt service obligations on the loan even if the building income declines.

The debt coverage ratio may also be used to estimate the overall capitalization rate by multiplying the ratio by the mortgage loan constant
(RM) and the loan-to-value ratio (M). The debt coverage ratio, mortgage loan constant, and loan-to-value ratio have already been determined to be 1.20,
 .1079671 and .75, respectfully. The formula for derivation of an overall capitalization rate from debt coverage ratio is as follows:

                         RO  = DCR x RM x M
                         RO  = 1.20 X .1079671 X .75
                         RO  = .0971
                         R/T = .097

Review of the three (3) improved property sales contained within this report have indicated an Overall Capitalization Rate from a low of 9.96% to a high of 11.6%. These indicated Overall Capitalization Rates which have been derived from available market data indicates the rate chosen for the capitalization of the net income into an indication of value based upon stabilized income of 10.5% is reflective of current industry attitudes and is considered appropriate with respect to this particular appraisal assignment.

                                                      Robert M. McSherry, MAI

Conclusion
Based on the available information we have concluded that a 10.5% is the most appropriate capitalization rate which is derived from the actual band of investments method and supported by the Underwriter's Method and available market data. The location of the subject has also been considered.
Thus:

                  NET OPERATING INCOME
                  --------------------       =      VALUE
              OVERALL CAPITALIZATION RATE

                     $220,270.00
                  --------------------       =      $2,097,809.00
                       .105

INDICATED VALUE OF SUBJECT FROM
 INCOME APPROACH (R/T)                              $2,100,000.00

                                                      Robert M. McSherry, MAI

                      DISCOUNTED CASH FLOW ANALYSIS

The subject property will require a period in excess of one year to achieve stabilized net income. In order to provide an estimate of the present value of the improvements upon completion but prior to achieving stabilized net operating income, the discounting process is utilized.

The income stream generated by the subject until stabilized income is reached is discounted into an estimate of present value and the reversionary value of the improvements as estimated upon achieving a stabilized net income is also discounted to present worth. The market indicates a discount rate of 11 % to be appropriate to be utilized in discounting the income and reversion and this is based on current rates of return on alternate investments and the risk associated with the subject.

                                                      Robert M. McSherry, MAI

Present Worth of Income Stream

     Year One:     $175,750.00 x .900901 =               $  158,333.00
     Year Two:     $220,270.00 x .811622 =               $  178,775.00

Total Present Value of Income Stream                     $  337,108.00

Present Worth of Reversion

     $2,100,000.00 x .811622                             $1,704,406.00

Summation:

     Present Worth of Income Stream                      $  337,108.00
     Present Worth/Reversion                             $1,704,406.00
Total                                                    $2,041,514.00

INDICATED VALUE OF SUBJECT FROM
 INCOME APPROACH/DISCOUNTED
 CASH FLOW                                               $2,040,000.00

                                                      Robert M. McSherry, MAI

                         RECONCILIATION AND FINAL VALUE

The three approaches to value have indicated the following value estimates of the property being appraised:

          COST APPROACH TO VALUE              $2,140,000.00

          MARKET APPROACH TO VALUE            $2,150,000.00

          INCOME APPROACH TO VALUE
           OVERALL CAPITALIZATION RATE        $2,100,000.00
           DISCOUNTED CASH FLOW
            ANALYSIS                          $2,040,000.00

The subject property is proposed construction and only preliminary plans and specifications have been provided this appraiser in order to complete the Cost Approach to Value. Costs are extremely difficult to estimate and no two competent contractors will ever agree on the actual cost to construct a property. However, this appraiser has utilized reliable sources including the Marshall Valuation Service Cost Manual as well as actual construction costs affecting a similar type property in order to complete the Cost Approach to Value and this approach is considered reflective of the cost new of the subject property.

The subject property is considered an income producing and has been valued based on it being a Going Concern. The property is under competent ownership and will have excellent management in place and the utilization of the Going Concern concept is considered appropriate with respect to this particular appraisal problem. Accordingly, the Indicated Value of the Property based on stabilized net income being generated at the end of the second year is

                                                      Robert M. McSherry, MAI
considered the best available indicator of it's current Market Value and has been accorded the greatest credence in the final analysis.
Based on the data contained within this report, other in-file data, and this appraiser's review and analysis of said data, it is our opinion that the proposed property identified as the 21 Unit Assisted Care and 4 Unit Efficiency Assisted Care Facility all located on Germantown Road within the corporate limits of Minden, Webster Parish, Louisiana was estimated to have a Market Value, as of September 8, 1998, but subject to completion according to plans and specifications utilizing quality materials and workmanship throughout and also subject to the other conditions contained within this report, and based upon Stabilized Net Operating Income, of:

                  TWO MILLION ONE HUNDRED THOUSAND DOLLARS
                              ($2,100,000.00)
     Allocated:
          Land                                $   50,000.00
          Improvements:                       $1,975,000.00
          Furniture, Fixtures and Equipment   $   75,000.00
          Goodwill of Going Concern                  -0-

The estimated "as is" value is estimated to be, as of September 20, 1998 and subject to completion within a reasonable period of time, is:

                   TWO MILLION FORTY THOUSAND DOLLARS
                           ($2,040,000.00)

                                                      Robert M. McSherry, MAI

                               ADDENDA

                                                      Robert M. McSherry, MAI

                       APPRAISER'S CERTIFICATION


I certify that, to the best of my knowledge and belief....

(1)   The statements of fact contained in this report are true and correct.

(2) The reported analyses, opinions, and conclusions are limited only by the report assumptions and limiting conditions, and are my personal, unbiased professional analyses, opinion and conclusions.

(3) I have no present or prospective interest in the property that is the subject of this report, and I have no personal interest or bias with respect to the parties involved.

(4) My compensation is not contingent upon the reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value estimate, the attainment of a stipulated result, or the occurrence of a subsequent event.

(5) My analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice.

(6) I have made a personal inspection of the property that is the subject of this report and all rent comparables.

(7) No one provided significant professional assistance to the person signing this report.

(8) The reported analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the requirements of the Code of Professional Ethics and the Standards of Professional Practice of the American Institute of Real Estate Appraisers.

(9) The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

(10) I am not currently certified under the voluntary continuing education program of the American Institute of Real Estate Appraisers.

                                                      Robert M. McSherry, MAI

(11) I certify that the use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.


Estimated Market Value:                 /S/ROBERT M MCSHERRY
$2,100,000.00                           ------------------------
                                        Robert M, McSherry, MAI
                                        LA State Certified General Real Estate
                                        Appraiser No. G0891

Allocated:

     Land                        $   50,000.00
     Improvements                $1,975,000.00
     Furniture, Fixtures and
      Equipment                  $   75,000.00
     Goodwill of Going
      Concern                            -0-


As Of:  September 2O, l998

                                                      Robert M. McSherry, MAI

                QUALIFICATIONS OF ROBERT M. MC SHERRY, MAI

EDUCATIONAL BACKGROUND AND TRAINING:

Graduate of Louisiana State University, Baton Rouge, Louisiana, Bachelor of Science Degree in Business Administration with a Major in Finance.

     Real Estate Appraisal Course 1-A, Basic Fundamentals, Methods and Techniques, 1974, AIREA

     Real Estate Appraisal Course 1-B, Capitalization, 1975, AIREA

     Real Estate Appraisal Course VIII, Single-Family Residential Appraisal, 1974, AIREA

     Real Estate Appraisal Course II, Techniques and Application, 1976 and 1980, AIREA

     Real Estate Appraisal Course III, Rural Properties, 1979

     Real Estate Appraisal "Industrial Valuation" Course, 1984

     Seminar: R-41C - New Orleans, Louisiana, AIREA, 1978

     "Standards of Professional Practice" Course, AIREA, 1987

     "Capitalization Theory and Techniques, Part A" Course, AIREA, 1987

     "Standards of Professional Practice" Course, Appraisal Institute, 1992

     "Advanced Level Finance I & II", 1997

     "Risk Management/Ethics/Fair Housing", 1997

     "How to Value Louisiana Timberland", 1997

     "Uniform Standards of Professional Appraisal Practice" Seminar, 1997

PROFESSIONAL EXPERIENCE

     Real Estate Broker, State of Louisiana (1971)

     Monroe Redevelopment Agency, Monroe, Louisiana (1971)

                                                      Robert M. McSherry, MAI

     Ford, Bacon & Drive Construction and Engineering Company, Monroe, Louisiana (1972)

     Mississippi power and Light Company, Jackson, Mississippi (1973-1976)

     Cameron-Brown South, Inc., Mortgage Bankers, Baton Rouge, Louisiana (1976-1977)

     Real Estate Appraiser, Monroe, Louisiana (1978-1985)

     Real Estate Appraiser, Baton Rouge, Louisiana and Jackson, Mississippi (1985-Present)

PROFESSIONAL MEMBERSHIPS:

     Residential Member, American Institute of Real Estate Appraisers, Certification Number 1040

     Licensed Real Estate Broker, State of Louisiana

     Fee Inspector for the Louisiana Homeowners Warranty Corporation

     FNMA Approved Level III Appraiser, Number 1027135

     Member, American Institute of Real Estate Appraisers - MAI Designation
     (1981), Number 6291

     Certified Licensed General Appraiser, State of Louisiana, Number 0891

                                                      Robert M. McSherry, MAI

                                    PHOTOGRAPHS


                                                      Robert M. McSherry, MAI

            [PHOTOGRAPH VIEW LOOKING EAST DOWN COOPER LAKE ROAD]


            [PHOTOGRAPH VIEW LOOKING WEST DOWN COOPER LAKE ROAD]

                     [PHOTOGRAPH OF SUBJECT PROPERTY]


                     [PHOTOGRAPH OF SUBJECT PROPERTY]

                     [PHOTOGRAPH OF SUBJECT PROPERTY]

                                Floor Plans

                    [FLOOR PLAN OF THE BASTROP FACILTY]
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